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Exhibit 23.1



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS





Apexx Technology,  Inc.
Boise, Idaho

We hereby consent to the incorporation by reference in this Form 8-K/A-1 and the previously filed Registration Statements on Form S-3 (Registration # 333-82619 and # 333-82247) and Form S-8 (Registration # 333-80151) of eSoft, Inc. of our report dated February 4, 1999, relating to the balance sheet of Apexx Technology, Inc. as of December 31, 1998 and the statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1998 appearing in eSoft's Registration Statement on Form S-4/A (Registration # 333-74675) dated April 20, 1999. Our report contains an explanatory paragraph regarding Apexx Technology, Inc.'s ability to continue as a going concern.



                                   /s/ Balukoff, Lindstrom & Co., P.A.


Boise, Idaho
August 9, 1999